Exhibit 10.1

June 11, 2004

Jeffrey E. Hartmann, EVP/CFO

Mohegan Tribal Gaming Authority

1 Mohegan Sun Boulevard

Uncasville, CT 06382

Re:	First Amendment to $25,000,000 Discretionary Revolving Loan Facility

Dear Mr. Hartmann:

Reference is made to the discretionary $25,000,000 Revolving Loan Note and Loan Agreement dated June 27, 2003 (together with the all documents, instruments and agreements that evidence and govern the Agreement and Note including all amendments and modifications thereto, the “Loan Documents”) executed and delivered by Mohegan Tribal Gaming Authority (the “Borrower”) and delivered to Fleet National Bank (“Bank” or “Fleet”).

The Borrower has requested that the Note and all Loan Documents be modified for the purpose of extending the Maturity Date of the Facility Limit (as such term is defined in the Loan Documents) and Fleet has agreed to such extension. Furthermore, Fleet has agreed to modify the Applicable Margin that is added to the applicable LIBOR Rate for each Revolving Loan. The capitalized terms used herein are as defined and used with the meaning set forth for these terms in the Loan Documents.

Now, therefore, in consideration of the mutual promises and covenants contained herein and acknowledged that Bank is relying upon the representations, warranties, acknowledgments, covenants, and agreements of borrower contained herein, Borrower and Bank agree as follows:

1.	The Bank agrees that the Maturity Date as set forth in all Loan Documents shall now mean March 31, 2006. All Loan Documents are hereby deemed modified and reflect the changes made herein.

2.	The Bank agrees that the Applicable Margin as set forth in all Loan Documents means as of any date of determination, (a) 140 basis points if at the date of the most recently concluded Fiscal Quarter the Leverage Ratio is less than 3.0 to 1.0; (b) 150 basis points if at the date of the most recently concluded Fiscal Quarter the Leverage Ratio is equal to or greater than 3.0 to 1.0 but less than 4.0 to 1.0; (c) 175 basis points if at the date of the most recently concluded Fiscal Quarter the Leverage Ratio is equal to or greater than 4.0 to 1.0 but less than 4.5 to 1.0; (d) 200 basis points if at the date of the most recently concluded Fiscal Quarter the Leverage Ratio is greater than 4.5 to 1.0.

Upon (a) the execution and delivery of this First Amendment by the Borrower and (b) receipt by Fleet of any unpaid payments under the Loan Documents, if any, through but not including the date of the execution and delivery of this First Amendment, the amendments, modifications and changes to the Loan Documents set forth in this First Amendment shall be effective and enforceable against the Borrower and Bank. Nothing herein contained or implied shall be construed as a waiver of any other provision of the Loan Documents or any other document executed in connection with the Loan Documents or a waiver of any presently existing or future default in the non-payment of principal and/or interest or any other amounts due under the Loan Documents.

The Borrower hereby warrants and represents that the representations and warranties contained in the Loan Documents continue to be true and correct as of the date hereof and that no event or default, and no event which with the giving of notice or lapse of time or both would become an event or default, has occurred or is continuing under the Loan Documents.

The Borrower hereby ratifies and confirms in all respects and without condition all of the terms and provisions of the Loan Documents, as modified herein, as applicable, and agrees that said terms and provisions, except to the extent expressly modified herein or therein, continues in full force and effect.

This First Amendment shall be binding upon the Borrower and its respective successors, heirs and assigns and shall inure to the benefit of Fleet and its successors and assigns. If this First Amendment modifying the Maturity Date and Applicable Margin is acceptable to you, please acknowledge below and return the acknowledged copy to me by June 18, 2004.

If you have any questions, please contact me.

Sincerely,

FLEET NATIONAL BANK

BY	/s/ William Lofgren
William Lofgren,
Its:	Senior Vice President

This letter is agreed to by:

MOHEGAN TRIBAL GAMING AUTHORITY (BORROWER)

By	/s/ Jeffrey E. Hartmann	June 22, 2004
	Jeffrey E. Hartmann	Date
Its:	EVP/CFO